Exhibit 99.1

Accelerate Diagnostics, Inc.
2016 Q3 Results Conference Call
Thursday, November 09, 2016, 4:15 PM Eastern

CORPORATE PARTICIPANTS Lawrence Mehren - President, Chief Executive Officer Steve Reichling - Chief Financial Officer Laura Pierson - Investor Relation

PRESENTATION

Operator

Good day and welcome to the Accelerate Diagnostics, Inc. 2016 Q3 Results Conference Call. All participants will be in listen-only mode. After today’s presentation there will be an opportunity to ask questions. Please note this event is being recorded.

I would now like to turn the conference over to Laura Pierson of Accelerate Diagnostics. Please go ahead.

Laura Pierson

Before we begin, I would like to advise you that information presented during this conference call may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.

Forward-looking statements include statements about our future and statements that are not historical facts, may contain expectations regarding revenues, earnings, operations, and other results and may include statements of future performance, plans, and objectives.

Forward-looking statements include statements pertaining to, among other things, our projections as to when certain key business milestones may be achieved, including marketing authorization by the FDA of the Accelerate Pheno System and the Accelerate PhenoTest BC kit for positive blood cultures, the commercial launch of the Accelerate Pheno System and Accelerate PhenoTest BC kit for positive blood cultures, the expected results of our Phase 2 clinical trials, the potential of our technology generally, our estimates as to the size of our market opportunity and our competitive position and our future development plans and growth strategy, including with respect to research and development.

These statements represent only our belief regarding future events, many of which are inherently uncertain. You are cautioned that any such forward-looking statements are not guarantees of future performance and involve risk and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as the result of various factors.

Information regarding important factors, including specific risk factors that could cause actual results to differ, perhaps materially, from those in our forward-looking statements are contained in reports we file with the SEC. You should read and interpret any forward-looking statement together with the reports we file with the SEC.

I will now turn the conference call over to Mr. Lawrence Mehren, President and CEO of Accelerate. Larry?

Lawrence Mehren

Thank you, Laura, and good afternoon everyone. I appreciate you joining us for our third quarter 2016 conference call.

Over the last quarter, the company has made solid progress across a number of fronts. These include FDA’s substantive review of our De Novo submission, Phase 2 of our clinical trial, our European launch, preparation for our US launch, and research and development. I will cover these topics in order, and then turn the call over to Steve Reichling, our CFO, to review the quarter’s financials. We will then open it up for questions.

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Let’s begin with progress towards FDA clearance. As we mentioned previously, on July the 7th we submitted our application for De Novo clearance of the Pheno instrument and our positive blood culture kit. The submission is over 10,000 pages long, and includes clinical study data for 118 assays, multiple analytical studies and other important validations of our Pheno systems’ performance.

Under the De Novo guidance the FDA has 120 days to review and approve or deny this application. However, this time period can be extended if questions and/or requests for additional information are asked of the applicant - a common occurrence. Given this short review process, the FDA designated multiple reviewers to our submission who have been working through the large document and supporting data.

Our regulatory and scientific teams have also been actively involved in answering questions, and providing additional data that have been requested during the review. I am pleased to report that in our view, this cooperative, interactive review approach has resulted in significant progress towards completion of the FDA review process. And we are highly confident of a positive outcome.

In terms of timing, I will reiterate that while specific review times are not directly communicated to us by FDA, from our perspective, all signals would indicate that the process will be finished soon. Accordingly, we are now confident to have a decision no later than Q1 2017 and hopefully as early as this quarter.

Now on to phase 2 clinical trial; again, this trial is being done primarily to continue testing assays not reaching sufficient powering during the initial trial, and therefore is much smaller in scope than the first. We believe performance to date has been excellent, with results similar to what we saw in Phase 1.

Further, we are close to completion, having enrolled 270 out of the 409 required. Given this progress, we expect to finish enrollment in the fourth quarter, with submission to FDA in the first quarter of 2017.

Now switching over to commercial progress, we believe results for the quarter from our EU launch have been extremely positive, exceeding our expectations. Demand has been strong and our funnel continues to grow. Capitalizing on this interest, our veteran team in Europe has done an outstanding job, signing numerous contracts and installing scores of modules.

As mentioned, while we believe that the tender process and other factors will slow time-to-revenue in this geography, we believe we will begin generating the first revenue from these contracts in the fourth quarter.

Commercial progress in advance of our launch in the US has also been very positive. We have completed the build-out of our sales team and now have 25 world-class professionals.

This team has grown our funnel of qualified leads substantially, giving us confidence in an outstanding US launch. Even more bullish, we continue to see the number of customers signing contracts to acquire the system.

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These pre-approval contracts are designed to allow customers to do a systematic evaluation against predetermined endpoints. If these endpoints are met, including FDA approval, the contracts proceed to acquisitions.

Further, during the evaluation period, we expect to continue generating kit revenue from customers sharing the cost of these evaluations, the first revenue of which was recorded this quarter.

All in all, we are very pleased with global commercial performance to date. We believe customer enthusiasm is high and growing. Funnels look great and contract to conversions are proceeding at a solid pace. Needless to say, we are looking forward to FDA approval, after which we plan on providing specific numbers on contracts and placements.

Moving on to research and development, where we also believe progress has been solid, first, as mentioned on our second-quarter call, we have been working on a simplified QC kit, development of which was completed in the second quarter. This kit has now been tested and performance has been as expected, allowing us to move forward with registration. We believe this will have a positive impact on the customer experience and decrease the time and complication of the verification process.

In addition, the team continues to make progress on our Beyond the MIC program, formally referred to as SIR 2.0. Our Beyond the MIC program uses our proprietary technology, Morphokinetic Cellular Analysis, to deeply interrogate the phenotype of a pathogen, looking for signatures that can better predict antimicrobial therapy success or failure. While still very early, we believe this research effort is yielding important findings.

For example, many key opinion leaders believe that the failure in certain patients of vancomycin, a potent antimicrobial, is caused by a phenotype referred to as hVISA. This is not detectable using molecular methods, nor any other standardized method.

However, early data from our research suggested the Pheno system’s unique ability to determine heterogeneous populations of bacteria could result in the systematic detection of this dangerous form of resistance. The detection of this could have a material impact on patient care and further differentiate the Pheno.

Finally, we continue to make progress on our next kit, directed at bacterial respiratory infections. These infections are a leading cause of mortality and morbidity and commonly are resistant to standard antibiotic treatment.

We believe our solution will be the first to provide direct-from-sample ID and antibiotic susceptibility testing, greatly decreasing time-to-result and improving clinical outcomes. Based on progress to date, next quarter we begin early feasibility studies at one site, working towards a late 2017 launch.

And with that, I will now hand the call over to Steve Reichling. Steve?

Steve Reichling

Thank you Larry, and good afternoon everyone. Revenue for the third quarter was primarily derived from royalties and amounted to $24,000, a decrease of $68,000 over the same period from the prior year. This revenue included $2,000 of consumable revenue for our first sale of kits to a US evaluation site.

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Selling, general and administrative expenses for the quarter were $9.3 million compared to $4.3 million in the same period in 2015. This increase was principally driven by personnel-related costs in our US and EU sales and marketing organizations. Research and development cost for the quarter were $7.5 million, up from $6.5 million from the same period in the prior year.

This increase is driven by clinical trial costs and the cost of pre-launch inventory. Our net loss for the quarter was $17.3 million, resulting in a net loss per share of $0.34 on weighted average basic shares outstanding of $51.2 million.

Net cash used for operations in the quarter was $12.5 million and included a $1.2 million one-time cash receipt for an Arizona refundable R&D tax credit. The Company ended the quarter with cash and investments of $90.2 million.

I will now hand the call back over to Larry for some closing comments.

Lawrence Mehren

Thank you, Steve. In summary, Q3 represents another strong quarter for Accelerate. We made solid progress on our FDA submission, increasing our confidence in the approval and timelines.

Our commercial teams in Europe and the US delivered excellent results, while our scientists and engineers made headway on our next tests. While there is still much to do, our confidence in our team, our initial product and the power of our technology continues to grow.

And with that, I will open it up to questions.

QUESTION AND ANSWER

Operator

Thank you. We will now begin the question and answer session. To ask a question you may press “*” then “1” on your touch-tone phone. If you are using a speakerphone, please pick up your handset before pressing the keys, to withdraw your question, please press “*” then “2.” At this time we will pause for a moment to assemble our roster.

Our first question will come from Bill Quirk of Piper Jaffray. Please go ahead.

Laura Sand

Great, thanks. This is Laura Sand on for Bill. Can you provide some color on the domestic performance verification program? Is there any early feedback that you’re willing to share on that?

Lawrence Mehren

Relative to how that is proceeding?

Laura Sand

That’s correct.

Lawrence Mehren

It’s proceeding very well. And we are…we continue to be enthusiastic about both the number and quality of those presales.

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Laura Sand

Okay, great. And then on pipeline, with the second specimen coming out, what’s the timeline from a data standpoint that we can watch for?

Lawrence Mehren

You are talking about for the respiratory kit?

Laura Sand

That’s correct.

Lawrence Mehren

For data?

Laura Sand

Yes.

Lawrence Mehren

I think you would start seeing data for that in the first or second quarter of 2017.

Laura Sand

Okay. Got it. Thank you.

Lawrence Mehren

You’re welcome.

Operator

And our next question will come from Tycho Peterson of JP Morgan. Please go ahead.

Steve Reiman

Hey guys. It is Steve Reiman on for Tycho. Thanks for taking my question. Now that you’ve been launched in Europe for a couple of quarters now, are you getting a sense how long an average taking between when you sign a contract and when a system is installed, verified and fully operational? And now that you’re getting some experience with this, is there any way to speed this process up?

Lawrence Mehren

Well so you’re asking how long it takes to convert existing contracts into paying customers, basically.

Steve Reiman

Correct. On average.

Lawrence Mehren

Yes. So I say it’s different geography by geography. For example, in the US, it is taking some months from contract execution to significant revenue and during which time they are performing a verification of our system. It’s important to note that these customers are sharing consumable costs of these evaluations and although it was small, the first revenue of that…of which we saw of this past quarter.

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In the EU these conversions will vary by country and in general be longer due to the tender process. Regardless, we have already seen early contract conversions in certain geographies and expect revenue from these in this quarter, in Q4.

In terms of how we can speed it up, I think we have put in place the right infrastructure to ensure that these verifications happen very, very quickly. We have a group of folks whose job it is to ensure that the verifications happen within just a few months, which is, by any standard, quite quick.

Steve Reiman

Got it. And then, can you talk about how you feel about where you are from a production capacity standpoint on the consumables and is there any work being done to kind of further build that out to support the US launch, or is that down at this point?

Steve Reichling

Yes Steve. This is something we’ve been working on for several quarters now. We now have experience with tens of thousands of kits being manufactured, hundreds of instruments now and have just completed the build-out of a manufacturing plant. And so I think for the immediate horizon, we feel good about our capacity.

Steve Reiman

Got it. And then, it sounds like you’re fully built out on the US sales team, so congrats on that. Should we expect that headcount to pretty much hold steady for 2017 as you get into the initial launch or could we see another bolus of hiring as you work to kind of support the launch?

Lawrence Mehren

I’ll take that, Steve. I think, Steve, we should see the rationalization of that sales force so I would imagine that we will hold at that 25 number through 2017.

Steve Reiman

Got it. And then, a final one for me, so it sounds like you’ve completed that simplified QC methodology, so congrats on that. Have you determined if you’re going to have to do a separate FDA submission to kind of rollout that new methodology or is that still being determined?

Lawrence Mehren

At this juncture, we don’t anticipate a separate filing will be required. However, our regulatory team continues to study the matter. Regardless, this will not have an impact on our commercial launch as we are already using our current QC effectively.

Steve Reiman

Got it. Appreciate the color.

Steve Reichling

Yes. Thanks Steve.

Operator

Once again, ladies and gentlemen, if you would like to ask a question. Please press “*” then “1” to enter the queue. Our next question will come from Karen Koski of BTIG. Please go ahead with your question.

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Karen Koski

Hi guys. Can you hear me, okay?

Lawrence Mehren

Yes, yes.

Steve Reichling

Hi Karen.

Karen Koski

Excellent. So, I know you been talking about the interactive nature of your review with FDA and now you mention that you have confidence around a decision no later than the first quarter of 2017. Are you able to give any more color around the nature of the discussions or the questions that the FDA has had, whether there’s actually been any official clock stops? What gives you that added confidence that the approval might not be further delayed, just given FDA backlog and how long these things can often take?

Lawrence Mehren

Yes, sure. So first I’d say that while the FDA has been quite thorough in their review, Karen, we don’t believe that any of the questions or their data requests represent concerns. I’d say, rather, what we’re seeing gives us a lot of confidence that the final approval will be quite positive from a commercial perspective. I’d say that the nature of the process and where we are, we believe we’re nearing the end of the FDA microbiology divisions review. And then this will be followed by administrative reviews by the agency. And those are much more perfunctory. And so that’s what gives us confidence that we’ll be completed no later than Q1, 2017.

Karen Koski

Okay. And then, I have spoken to a couple of your early access sites who have spoken pretty favorably on some of the software updates you’ve made in the last couple of months. Can you just remind us where you are on making kind of software tweaks, if you will, and some of the feedback that you’ve heard from some of these changes?

Lawrence Mehren

So relative to…are you asking relative to the software, the new software that we put out every quarter or so?

Karen Koski

Yes. I think that’s what they’re referring to. I mean, they basically talked about a couple of software updates since they first got the instruments, call it probably four to five months ago at this point.

Lawrence Mehren

Yes. So Karen, we’re constantly making updates to our software to improve the customer experience and usability of the system. And we have, as you know, a very dedicated and experienced software team that’s able to do that on a relatively routine basis. And I think you can expect that we’ll continue to do that throughout the lifecycle of the product. The software updates accomplish a lot of things. They make the user interface easier to use. They allow us to update assay parameters. They allow us to update connections to LIS, those types of things, and those will continue to be ongoing. And I’m happy to hear that the customers appreciate those updates because that’s why we do it.

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Karen Koski

Great, very helpful. And then, just last one for me, the timeline on the respiratory kit, the late 2017 was that…for commercial launch, was that in Europe or in the US? And then, do you have any more insight into what the trial might need to look like for FDA approval?

Lawrence Mehren

So, in terms of the launch, we’re talking about CE-IVD for within 2017, and we’re beginning to plan for what that will look like, Karen. And we believe that we will be able to do it in a way that is more efficient than what our blood product was. So, we think the trial actually will be a bit smaller and more compact.

Karen Koski

Okay. Thanks so much. That’s all I had.

Lawrence Mehren

Great.

Operator

And our next question will come from Brian Weinstein of William Blair. Please go ahead.

Brian Weinstein

Hey guys. Thanks for taking the question. I apologize for the background noise here. When you’re talking to the accounts here in the US that are doing the systematic evaluations right now are they committing to certain volumes once they have evaluated and the FDA approval has gone through? And are those volumes kind of consistent with what you would have expected them to be committing to previous to kind of rolling through that program with them?

Lawrence Mehren

So, the answer Brian is in certain cases they are committing to volumes and in certain cases they are not. And it just depends on the contract, each one is different. And in terms of our expectations, I think our expectations of these early sales are being in general, exceeded. So, we feel very good about the program.

Brian Weinstein

Okay. And then, emerging from your Beyond the MIC program, what other applications are you working on here? And how should investors think about the implications of those?

Lawrence Mehren

Yes. So, look…over the past couple of quarters, we have been working with key opinion leaders to assess the usability, the power of what we call Morphokinetic Cellular Analysis to, I guess unlock the biology of pathogens and to better target antimicrobial therapy.

Today’s AST test, while it’s the gold standard, often leaves clinicians with somewhat ambiguous therapy choices from a list of seemingly equivalent antibiotics. We think that by examining an individual cell’s response to an antibiotic, we believe we can determine an optimal therapy using factors such as time to kill or completeness of kill, something only the Pheno can determine. This is pretty interesting, and needless to say, the implications of this proprietary measure would be pretty profound, making Accelerate the new gold standard. So we’re quite excited about that.

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Brian Weinstein

It sound like it’s got some very important implications potentially. Okay, last question for me. Given the uncertain political environment, how much are you relying on the tailwind from kind of existing government initiatives like CARB for your commercial success? Thanks.

Lawrence Mehren

Thanks Brian. Yes, so I’d say this, the fundamental drivers of our business have never been government regulation. Rather, it’s all about faster and better information to optimize therapy decisions, decreasing morbidity, mortality, and the associated costs of all that. None of this has changed. And while there might be an additional tailwind from the President’s CARB initiative, this has not been factored into our plans.

And lastly, I’d say while it’s early days, the severity of the issue of hospital-acquired infections, and antimicrobial resistance is clearly nonpartisan. And I’d say we’re hopeful that the current initiatives that President Obama started will continue.

Brian Weinstein

Great. Thank you.

Lawrence Mehren

Yes.

Operator

Ladies and gentlemen, this will conclude our question-and-answer session. I would like to turn the conference back over to Mr. Mehren for any closing remarks.

CONCLUSION

Lawrence Mehren

Well, thank you everyone for the time today and the questions. I also want to especially thank the team here at Accelerate, who continue to work incredibly hard to realize our mission. And finally, thanks to all our shareholders, whose steadfast support continues to make this all possible. Good evening and I’ll speak to you all soon. Thank you.

Operator

The conference has now concluded. Thank you for attending today’s presentation. You may now disconnect your lines.

Accelerate Diagnostics, Inc. Thursday, November 09, 2016, 4:15 PM Eastern